As filed with the Securities Exchange Commission on December 28, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACIFIC HEALTH CARE ORGANIZATION, INC.
(Exact name of registrant as specified in its charter)

Utah	87-0285238
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1201 Dove Street, Suite 300
Newport Beach, California	92660
(Address of principal executive offices)	(Zip code)

Pacific Health Care Organization, Inc. 2005 Stock Option Plan
(Full title of the plans)

Tom Kubota
Chairman and Chief Executive Officer
1201 Dove Street, Suite 300
Newport Beach, California 92660
(949) 721-8272
(Name, address and telephone number, including area code of agent for service)

Copies to:
Ronald L. Poulton
Richard T. Ludlow
Poulton & Yordan
324 South 400 West, Suite 250
Salt Lake City, Utah 84101
(801) 355-1341

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐                                                                   Accelerated filer ☐
Non-accelerated filer ☐                                                                    Smaller reporting company ☒
            (Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	50,000	$8.10	$405,000	$40.79
Total	50,000		$405,000	$40.79

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that may be offered or issued under the 2005 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without receipt of consideration.

(2)
Estimated solely for purposes of calculating the registration fee.  The fee is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act.  The fee for the Common Stock was calculated on the basis of the last sale of the Common Stock over-the-counter as reported by the OTCQB on December 24, 2015.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed to register: (i) 50,000 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) issuable pursuant to the Registrant’s 2005 Stock Option Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from the Registration Statement in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act.  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by Pacific Health Care Organization, Inc. (the “Registrant”), are incorporated by reference in this Registration Statement, as of their respective dates:

(i)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 30, 2015;

(ii)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the Commission on May 13, 2015;

(iii)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed with the Commission on August 12, 2015;

(iv)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the Commission on November 12, 2015;

(v)	The Registrant’s Current Reports on Form 8-K filed on September 4, 2015 and May 29, 2015 and the Registrant’s amended Current Report on Form 8-K/A filed on June 1, 2015; and

(vi)
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10SB12G filed with the Commission on September 9, 2002, including any subsequent amendment or report filed for the purpose of updating or modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 16-10a-902 (“Section 902”) of the Utah Revised Business Corporation Act (the “Revised Act”) provides that a corporation may indemnify any individual who was, is or is threatened to be made a named defendant or respondent (a “Party”) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a “Proceeding”), because he or she is or was a director of the corporation or is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an “Indemnified Director”), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys’ fees), incurred in the Proceeding if his or her conduct was in good faith, he or she reasonably believed that his or her conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; except that (i) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys’ fees) incurred in connection with the Proceeding, and (ii) the corporation may not indemnify an Indemnified Director in connection with a Proceeding by or in the right of the corporation in which the Indemnified Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnified Director derived an improper personal benefit, whether or not involving action in his or her official capacity, in which Proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

Section 16-10a-906 of the Revised Act provides that a corporation may not indemnify a director under Section 902 unless authorized and a determination has been made (by the board of directors, a committee of the board of directors or by the stockholders) that indemnification of the director is permissible in the circumstances because the director has met the applicable standard of conduct set forth in Section 902.

Section 16-10a-903 (“Section 903”) of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he or she was a Party because he or she is or was a director of the corporation, against reasonable expenses (including attorneys’ fees) incurred by him or her in connection with the Proceeding or claim.

In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 (“Section 905”) of the Revised Act provides that, unless otherwise limited by a corporation’s articles of incorporation, a director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction.  On receipt of an application and after giving any notice the court considers necessary, (i) the court may order mandatory indemnification under Section 903, in which case the court shall also order the corporation to pay the director’s reasonable expenses to obtain court-ordered indemnification, or (ii) upon the court’s determination that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances and regardless of whether the director met the applicable standard of conduct set forth in Section 902, the court may order indemnification as the court determines to be proper, except that indemnification with respect to certain Proceedings resulting in a director being found liable for certain actions against the corporation may be limited to reasonable expenses (including attorneys’ fees) incurred by the director.

Section 16-10a-904 (“Section 904”) of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys’ fees) incurred by a director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if (i) the director furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct described in Section 902, (ii) the director furnishes to the corporation a written undertaking, executed personally or in his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the required standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Section 904.

Section 16-10a-907 of the Revised Act provides that, unless a corporation’s articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court ordered indemnification under Section 905, in each case to the same extent as a director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent than the right of indemnification granted to directors, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

The Registrant’s bylaws provide that the Registrant shall, to the fullest extent permitted, and in the manner required by the law of the state of Utah, indemnify an individual made a Party to a Proceeding because he or she is or was a director of the Registrant and that the Registrant may, to the fullest extent permitted and in the manner required by the state of Utah, indemnify an individual made a Party to a Proceeding because he or she is or was an officer, employer or agent of the Registrant.  The extent to which the Revised Act permits director liability to be eliminated is governed by Section 16-10a-841 of the Revised Act, which provides that the liability of a director may not be eliminated or limited for (i) the amount of financial benefit received by a director to which he or she is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 16-10a-842 of the Revised Act, which prohibits unlawful distributions by a corporation to its shareholders; or (iv) an intentional violation of criminal law.  Indemnification may be granted pursuant to any other agreement, bylaw, or vote of shareholders or directors.  In addition to the foregoing, the Registrant maintains insurance from commercial carriers against certain liabilities that may be incurred by its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any Proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of stockholders or directors, or otherwise.  In addition to the foregoing, the Registrant maintains insurance through a commercial carrier against certain liabilities that may be incurred by its directors and officers.

The foregoing description is necessarily general and does not describe all details regarding the indemnification of officers, directors or controlling persons of the Registrant.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits to this Registration Statement are listed on the Exhibit Index, which appears elsewhere herein and is incorporated by reference.

Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport Beach, State of California, on December 28, 2015.

PACIFIC HEALTH CARE ORGANIZATION, INC.

By:	/s/ Tom Kubota
Tom Kubota
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints each of Tom Kubota and Fred Odaka, and each of them, severally, acting alone and without the other, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Capacity in which Signed	Date

/s/ Tom Kubota	Chairman and Chief Executive Officer	December 28, 2015
Tom Kubota	(Principal Executive Officer)

/s/ Fred Odaka	Chief Financial Officer	December 28, 2015
Fred Odaka	(Principal Financial and Accounting Officer)

/s/ Thomas Iwanski	Director	December 28, 2015
Thomas Iwanski
/s/ David Wang	Director	December 28, 2015
David Wang

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1
Articles of Incorporation and Amendments (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form 10-SB filed with the Commission on September 19, 2002 and incorporated herein by reference.)

4.2
Articles of Amendment to the Articles of Incorporation of Pacific Health Care Organization, Inc. (filed as Exhibits 3.1 and 3.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 5, 2008 and incorporated herein by reference.)

4.3	Bylaws and Amendments (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form 10-SB filed with the Commission on September 19, 2002 and incorporated herein by reference.)
4.4	Bylaws of Pacific Health Care Organization, Inc. (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form 10-SB/A-2 filed with the Commission on July 13, 2004.)
4.5	Pacific Health Care Organization, Inc. 2005 Stock Option Plan (filed as Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on October 21, 2005.)
5.1	Opinion of Poulton & Yordan dated December 28, 2015*
23.1	Consent of Poulton & Yordan (included in the opinion filed as Exhibit 5.1 hereto)*
23.2	Consent of Pritchett, Siler & Hardy, P.C. - Independent Registered Public Accounting Firm dated December 28, 2015*
24.1	Powers of Attorney dated December 28, 2015 (included in the signature page of this Registration Statement)*

*           Filed herewith